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                                   EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT



                                     BETWEEN

                          NORTHROP GRUMMAN CORPORATION

                                       AND

                           CALIFORNIA MICROWAVE, INC.




                                 MARCH 10, 1999







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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of March 10, 1999 by and between NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Buyer"), and CALIFORNIA MICROWAVE, INC., a Delaware corporation ("Seller").

                                    RECITALS

        A. Seller, through an unincorporated division (the "Information Systems Division"), is in the business of designing and integrating information collection, communications, reconnaissance and surveillance systems, including principally airborne reconnaissance and surveillance systems, ground-based mobile electronic systems, mission-planning systems and specialized communication equipment, including satellite communication systems, for various departments and agencies of the U.S. Government, principally with the United States Department of Defense (the "Business").

        B. Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all the assets of the Business, and Buyer has agreed to assume specified liabilities of the Business, all for the purchase price, and upon the terms and subject to the conditions herein set forth.

        C. Capitalized terms used herein without separate definitions have the meanings given to such terms in Section 12.1.

        NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                         SALE AND PURCHASE OF THE ASSETS

        1.1 ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the name and mark "California Microwave," the goodwill related thereto, and any name or mark derived from or including the foregoing, including without limitation, all corporate symbols or logos (collectively, "Logos") incorporating "California Microwave" (the "California Microwave Name") and the properties, assets, contracts and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) that relate primarily to the Business (collectively, the "Assets"), including, without limitation,

            (a) all of the Fixed Assets, Intellectual Property and Contracts;



                                       1.
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            (b) all notes and accounts receivable of the Business, including notes and accounts receivable from other divisions of Seller but excluding corporate-level notes and accounts receivable from Seller;

            (c) all inventories of raw material, work in process, finished products, goods, spare parts, replacement and component parts and office and other supplies of the Business (the "Inventories");

            (d) all of the other assets that are reflected on the June Balance Sheet, including prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, as adjusted through the Closing Date in the ordinary course of business;

            (e) all of the Books and Records;

            (f) all rights under express or implied warranties from Seller's suppliers with respect to the Assets;

            (g) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

            (h) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller in connection with the Assets or the Assumed Liabilities;

            (i) all guarantees, warranties, indemnities and similar rights in favor of Seller in connection with the Assets; and

            (j) all computer hardware and software used primarily in the Business, including all rights under licenses and other instruments or agreements relating thereto.

      1.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 1.1 hereof to the contrary, the Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

            (a) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

            (b) all books and records relating to or used in the business of Seller and not primarily relating to or used in the Business;

            (c) all insurance policies maintained by Seller and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for claims relating to the Assets or Assumed Liabilities;

            (d) all corporate-level accounts and notes receivable from Seller;



                                       2.
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            (e) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or Excluded Liabilities;

            (f) all rights, title and interest of Seller in and to prepaid (determining "prepayment" based on whether or not as of the Closing liability for such taxes has accrued) income taxes and franchise taxes of the Business, and any claims for any refund, credit, rebate or abatement with respect to income taxes and franchise taxes of the Business for any period or portion thereof through the Closing Date, and any interest with respect thereto; and

            (g) the assets listed on Schedule 1.2.

                                    ARTICLE 2

                                   THE CLOSING

       2.1 PLACE AND DATE. The closing of the sale and purchase of the Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time on April 16, 1999 at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

       2.2 PURCHASE PRICE.

            (a) On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay Seller the following: (i) the Purchase Price of $93 million at the Closing and subject to adjustment as provided in (b) below; and (ii) an additional amount (the "Additional Amount") if any, on September 1, 2000, such Additional Amount not to exceed $5 million and to be computed as a function of the revenues of the Airborne Systems Business Element, such that the Additional Amount shall equal on a pro rata basis $1.67 for each $1.00 of Airborne Systems Business Element revenues for the twelve month period ending June 30, 2000 in excess of $66 million, and for the purposes of this calculation, "Airborne Systems Business Element" refers to the business element appearing on page IV-8 of the Confidential Descriptive Memorandum, which page is attached to this Agreement as Exhibit 2.2(a). Seller recognizes and agrees that Buyer shall have the complete and unrestricted right to operate, combine and/or realign the Airborne Systems Business Element as it in its sole discretion may deem appropriate, provided that if Buyer's operation, combination or realignment of the Airborne Systems Business Element renders impossible the ability of Buyer, in the opinion of Buyer's independent certified public accountants, to report the revenues of the Airborne Systems Business Element on the basis and make the calculations contemplated by this Section 2.2(a)(ii), then Buyer shall pay Seller no later than September 1, 2000, an aggregate $5 million as the full Additional Amount. Seller shall have the right, through Seller's independent certified public accountants, subject to national security regulations, to inspect all accounting records relating to the matters contemplated by this
Section 2.2(a)(ii). Buyer shall also assume the Assumed Liabilities as provided in Section 2.4. The Purchase Price shall be paid by wire transfer of immediately available funds to such bank account or accounts as are specified by Seller in written instructions given to Buyer at least three days prior to the Closing.

                                       3.
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            (b) The Purchase Price shall be subject to adjustment as follows:

                  (i) Promptly, and in any event no later than 60 days following the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, as applied consistent with the preparation of the June Balance Sheet using the same classifications as included on the June Balance Sheet, except for the procedure set forth in Section 2.2(b)(iv) and acknowledging that the June Balance Sheet does not, and the Closing Date Balance Sheet shall not include any liabilities with respect to (A) corporate-level notes and accounts payable to Seller, or (B) federal, state and local income and franchise taxes, including penalties and interest with respect thereto, for any periods including or ending prior to the Closing Date and acknowledging that the June Balance Sheet does not, and the Closing Date Balance Sheet shall not include any liabilities with respect to (A) corporate-level notes and accounts payable to Seller, (B) federal, state and local income and franchise taxes, including penalties and interest with respect thereto, for any periods including or ending prior to the Closing Date, or (C) obligations to Employees of the Business under the Retention Incentive Agreements identified in Schedule 2.4(d), other than obligations (i) for retention incentive payments due upon sale of the Business pursuant to Paragraphs 2 and 4 of such agreements, and (ii) pursuant to the Severance Agreement between Seller and the Seller's Information Systems Division's President and General Manager. Buyer shall provide Seller such cooperation and such access to the Books and Records as may reasonably be required for the preparation of the Closing Date Balance Sheet. Buyer shall have 30 days following delivery of the Closing Date Balance Sheet to notify Seller in writing of any objections to the Closing Date Balance Sheet. Buyer's failure to so object during such 30-day period shall constitute approval of the Closing Date Balance Sheet. If Buyer so objects, Seller and Buyer shall use their best efforts to resolve any differences with respect to the Closing Date Balance Sheet. In the event the parties are unable to resolve such dispute, the parties hereby designate KPMG Peat Marwick, unless they decline or become the principal independent public accountants for either party, in which case the parties shall designate a firm of independent public accountants of national reputation mutually acceptable to them to resolve such dispute. In the event the parties are unable to agree to such firm of independent accountants of national reputation, they shall each designate a firm of independent public accountants of national reputation, which firms shall designate a third firm of independent public accountants of national reputation for resolving any disputes under this
Section 2.2(b). The parties agree that with respect to disputes arising under this Section 2.2(b), the sole issue to be determined by the independent public accountants shall be the accuracy of the Closing Date Balance Sheet. The independent public accountants shall have no power and no authority to make any provision or award for any punitive, exemplary or consequential damages. The independent public accountants shall render their decision within 30 days following the date that the parties shall have concluded their cases. Allocation of the fees and expenses charged by the independent public accountants shall be determined by such independent public accountants in proportion to the adjustments to the Closing Date Balance Sheet, if any, allocated by such independent public accountants.

                  (ii) In the event the amount of Divisional Equity of the Information Systems Division (the "Divisional Equity") as reflected on the Closing Date Balance Sheet exceeds the amount of Divisional Equity reflected on the June Balance Sheet (as set forth on Schedule 3.6), Buyer shall pay such amount as an addition to the Purchase Price. In the event



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the amount of Divisional Equity reflected on the Closing Date Balance Sheet is less than the amount of Divisional Equity reflected on the June Balance Sheet (as set forth on Schedule 3.6), Seller shall pay such amount as a reduction to the Purchase Price. Any such payment by Buyer or Seller shall be accompanied by interest at the rate of 8% per annum commencing on the 31st day after delivery to Seller of the Closing Date Balance Sheet. Any amount payable hereunder shall be paid by wire transfer of immediately available funds to the designated account of the receiving party within 10 days after the Closing Date Balance Sheet is agreed to by Seller and Buyer or is determined by the independent public accountants.

                  (iii) Any adjustments to the Purchase Price as provided in this Section 2.2(b) shall be the exclusive remedy under this Agreement with respect to the specific items forming the basis of such adjustments, such that if the Purchase Price has been adjusted because of a specific item from an accounting standpoint, the party benefiting from such adjustment shall not make a claim for indemnification under this Agreement for such specific item with respect to the amount of the accounting adjustment.

                  (iv) The parties acknowledge and agree that the Business recognizes revenue each month according to the percentage of completion method for certain contracts being performed by the Business ("Percentage of Completion Method"). For the purpose of the Closing Date Balance Sheet, the Percentage of Completion Method shall be utilized to determine revenue during the period from the Closing Date through the end of the accounting month in which the Closing Date occurred. Such revenue recognition is to be done on a basis consistent with prior practice and in the same manner as if there had not been a Closing Date during the month. All revenue recognized during the period subsequent to the Closing Date through the normal month end accounting, together with the cost of sales related to those revenues, is to be recorded on the Closing Date Balance Sheet in the same proportion as the number of days from the beginning of such month to and including the Closing Date bears to the total number of days in such month.

      2.3 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the aggregate of the Purchase Price, any adjustment of the Purchase Price pursuant to Section 2.2(b) and the Assumed Liabilities (collectively, the "Aggregate Purchase Price") among the Assets in accordance with section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority. If the parties are unable to agree, each will prepare its tax filings based on its good faith determinations of fair market value and the allocation thereof.

      2.4 ASSUMED LIABILITIES. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due the following liabilities and obligations of Seller relating to the Assets and the Business (collectively, the "Assumed Liabilities"): (a) all notes and accounts payable (including notes and



                                       5.
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accounts payable to other divisions of Seller but excluding corporate-level notes and accounts payable to Seller) and other liabilities reflected on the Closing Date Balance Sheet (to the extent reflected thereon) prepared in accordance with Section 2.2(b)(i); (b) all liabilities and obligations of Seller relating to or arising out of cost overruns or adjustments to rates and factors used in pricing work performed or services provided to customers of the Business prior to the Closing Date, if reflected (but not limited to the amount reflected) on the Closing Date Balance Sheet; (c) all product warranty obligations of Seller relating to the Business, if reflected (but not limited to the amount reflected) on the Closing Date Balance Sheet; (d) all payment obligations of Seller under the severance and retention agreements identified in
Schedule 2.4(d); (e) all liabilities and obligations of Seller to be paid or performed from and after the Closing Date under or relating to the Contracts included among the Assets (excluding amounts resulting from pre-Closing breaches of such Contracts); and (f) all liabilities and obligations of Seller relating to the Business and arising out of the matters identified in Schedule 2.4(f).

      2.5 EXCLUDED LIABILITIES. Buyer shall not assume or in any way be responsible for any debts, claims, commitments, liabilities and obligations of Seller and the Business other than the Assumed Liabilities. The debts, claims, commitments, liabilities and obligations of Seller and the Business which Buyer shall not assume and for which Buyer shall not be responsible (the "Excluded Liabilities") include, without limitation, the following:

            (a) federal, state and local income and franchise tax liabilities, including penalties and interest, for all periods including or ending prior to the Closing Date, or any other Taxes for which Seller is liable or to which any Assets are subject and which accrued on or before the Closing Date (except for Transfer Taxes to the extent provided in Section 7.6);

            (b) all corporate-level accounts and notes payable to Seller;

            (c) liabilities arising directly out of the Excluded Assets; and

            (d) the liabilities listed on Schedule 2.5.

      2.6 DELIVERIES. At the Closing, Seller shall deliver to Buyer such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Buyer, and shall be effective to vest in Buyer good and marketable title, free and clear of any liens and encumbrances or rights and claims of others, other than Permitted Liens, to all of the Assets, and Buyer shall deliver to Seller such instruments of assumption as shall be satisfactory in form and substance to Seller to ensure that Buyer has assumed all of the Assumed Liabilities.

      2.7 CONSENT OF THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if any assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being



                                       6.
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obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall (a) continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained without any third-party cost to Buyer, (b) hold such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement on behalf of Buyer, (c) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Governmental Approval, instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent, and (d) enforce and perform for the account of Buyer any rights of Seller arising from such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement, provided that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

      2.8 BOOKS AND RECORDS. From and after the Closing and until the sixth anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, but which are not Books and Records, and (b) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Assets that pertain to the operations of the Business on or prior to the Closing Date, for any reasonable business purpose of Seller.

      2.9 FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it or retained by such party as provided herein.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith, consisting of the Schedules referred to below (the "Disclosure Schedule"), and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to all sections of this Agreement if the nature and description of such disclosure makes it sufficiently clear that such disclosure would necessarily be applicable to such section), and subject to the limitations contained in Article 11, Seller represents and warrants to Buyer that the following statements are true as of the date of this Agreement or, in the case of any Schedule which shows a date prior to the date of this Agreement, such Schedule is true as of the date shown on such Schedule:

      3.1 ORGANIZATION, STANDING, ETC. OF SELLER; CORPORATE AUTHORIZATION; ENFORCEABILITY.

                                       7.
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            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and to operate the properties of the Business. Seller is qualified to do business and is in good standing in each state of the United States in which the Business is conducted that requires such qualification and where the failure to so qualify would have a material adverse effect on the financial condition or results of operations of the Business (a "Material Adverse Effect on the Business").

            (b) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Seller.

            (c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

      3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Copies of the certificate of incorporation and bylaws or other organizational documents of Seller have been made available to Buyer, and each such copy is true, correct and complete.

      3.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or result in any violation of or default under any provision (i) of the charter or bylaws of Seller, or (ii) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Business, which conflict would have a Material Adverse Effect on the Business; (b) cause Buyer or any of the Assets to become subject to, or to become liable for the payment of, any Tax other than Transfer Taxes; (c) give any Person the right to accelerate the maturity or performance of, or to cancel, terminate or modify, any of the Material Contracts; or (d) result in the imposition or creation of any encumbrance upon or with respect to any of the Assets.

      3.4 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except for consents of parties to Contracts that are not Material Contracts or as set forth on Schedule 3.4, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, agency, bureau or commission, or any third party, are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than a filing with the Federal Trade Commission and the Department of Justice under the HSR Act.

                                       8.
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      3.5 NO VIOLATIONS. Seller is not and has not been in violation of any material term of its certificate of incorporation or bylaws or other charter documents or, to its knowledge, any material mortgage, indenture, instrument or agreement applicable to the Business relating to indebtedness for borrowed money or of any judgment, decree or order applicable to the Business which names Seller, or of any material term of any other Material Contract which is among the Assets. To its knowledge, Seller is not and has not been in violation, of any law, ordinance, rule or governmental regulation applicable to the Business or any of the Assets.

      3.6 FINANCIAL STATEMENTS. Seller has delivered to Buyer (a) the audited balance sheet (the "June Balance Sheet") of the Business as of June 30, 1998 ("the Balance Sheet Date") and the related audited statement of operations of the Business for the year then ended and (b) the unaudited balance sheet (the "December Balance Sheet") of the Business as of December 31, 1998 and the related unaudited statement of operations of the Business for the six-month period then ended (such financial statements, including the notes thereto, hereinafter being referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") and present fairly in all material respects the financial position of the Business as of the dates thereof and the results of its operations for the periods then ended, except that the December Financial Statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP. Except as set forth on Schedule 3.6, the June Balance Sheet and the December Balance Sheet (a) include all notes and accounts receivable from and payable to other divisions of Seller and (b) identifies specifically all corporate-level notes and accounts receivable from and payable to Seller.

      3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

            (a) Between the Balance Sheet Date and the date of this Agreement, Seller has not, with respect to the Business, entered into any transaction that
(i) is not in the usual and ordinary course of business or (ii) has had a Material Adverse Effect on the Business.

            (b) Between the Balance Sheet Date and the date of this Agreement, Seller has conducted its operations related to the Business in the ordinary course of business, has used commercially reasonable efforts to maintain the Business, Assets, its relations with employees, suppliers, licenses and operations related to the Business as an ongoing business in accordance with past custom and practice. Without limiting the generality of the foregoing, except as specified in Schedule 3.7, between the Balance Sheet Date and the date of this Agreement, in each case as related to the Business:

                  (i) Seller has not sold, leased, transferred, mortgaged or assigned any of the Assets, tangible or intangible, other than in the ordinary course of business;

                  (ii) No party (including Seller) has, other than in the ordinary course of business, accelerated, terminated, materially modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $100,000, excluding all purchase orders and sales orders, to which Seller is a party or by which it or the Assets are bound;

                                       9.
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                  (iii) Seller has not made any capital expenditure (or series of related capital expenditures) in excess of $100,000;

                  (iv) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person which is included in the Assets;

                  (v) Seller has not canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims), except for any right or claim (or series of rights or claims) under any purchase order or sales orders, outside the ordinary course of business;

                  (vi) Seller has not incurred, assumed, guaranteed or discharged any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

                  (vii) Seller has not received any notice of termination of any material contract, lease or other agreement, and Seller has no reason to expect any such notice;

                  (viii) Seller has not suffered any damage to or destruction or loss of any tangible assets (whether or not covered by insurance), in any case or in the aggregate, in excess of $150,000;

                  (ix) Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business, other than increases in the ordinary course of business consistent with past practice in the compensation payable to employees of the Business;

                  (x) Seller has not encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

                  (xi) Seller has not entered into, or committed to, any joint venture, teaming agreement or similar arrangement; and

                  (xii) Seller has not entered into any negotiation or agreement to do any of the things described in this Section 3.7.

      3.8 TITLE TO ASSETS. Except as set forth in Schedule 3.8 and except for personal property subject to valid leases included among the Contracts, Seller has good title to all tangible personal property of the Business included in the Assets. Except as set forth in Schedule 3.8 and except for personal property subject to valid leases and purchase money security interests, all tangible personal property of the Business included in the Assets are owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances except for Permitted Liens. The tangible assets are in good operating condition, subject to normal wear and tear.

                                      10.
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      3.9 INTELLECTUAL PROPERTY. Schedule 3.9(a) sets forth a complete and correct list of all material Intellectual Property that is owned by Seller and used in connection with the Business (the "Owned Intellectual Property").
Schedule 3.9(b) sets forth a complete and correct list of all material written or oral license and arrangements, (i) pursuant to which the use by any Person of Intellectual Property is permitted by Seller and (ii) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). The Owned Intellectual Property and the Intellectual Property Licenses constitute all Intellectual Property necessary to operate the Business consistent with past practice. On the date hereof and at the Closing, all Intellectual Property Licenses are or will be in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). The conduct of the Business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 3.9(c). To the knowledge of Seller, none of the Intellectual Property is being infringed by third parties. Except as set forth on Schedule 3.9(d), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License.

      3.10 BENEFIT PLANS.

            (a) Except as set forth on Schedule 3.10, Seller does not maintain, is not a party to, does not contribute to and is not obligated to contribute to any of the following in connection with the Business (whether or not set forth in a written document):

                  (1) Any material employee benefit plan, employee pension benefit plan, employee welfare benefit plan, or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

                  (2) Any material bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, severance or termination pay, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit currently in effect which is applicable to any present or former employee or his or her survivors (whether or not published or generally known).

            (b) As to each material plan, program, agreement, policy, commitment, arrangement or benefit listed on Schedule 3.10 (a "Benefit Plan"), Seller has made available to Buyer complete, accurate and current copies of the text (including amendments) of the Benefit Plan if previously reduced to writing or has provided in Schedule 3.10 a description of all material elements of the Benefit Plan if not previously reduced to writing. With respect to each employee benefit plan (as defined in section 3(3) of ERISA) listed on Schedule 3.10, Seller has made available to Buyer the following:

                (1) Where applicable, the most recent summary plan description, as described in section 102 of ERISA;


                                      11.

                (2) Any summary of material modifications which has been distributed to participants or filed with the U.S. Department of Labor but which has not been incorporated in an updated summary plan description furnished under paragraph (1) above;

                (3) The annual reports, as described in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including any schedules);

                (4) Where applicable, the actuarial reports for the most recent three reporting periods for which such a report has been prepared; and

                (5) Any trust agreement, investment management agreement, contract with an insurance company or service provider, administration agreement or other contract, agreement or insurance policy.

            (c) With respect to each Benefit Plan:

                (1) All of the currently applicable requirements of ERISA and regulations thereunder have been fully and timely complied with in all material respects;

                (2) There is no act or omission of Seller, or any other person or entity, which would constitute a material violation of or material prohibited act under any applicable section of ERISA or the Code, or regulations under either, and no amendment to such Benefit Plan is precluded by any waiver, extension or prior amendment described in Section 412(f)(1) of the Code; and

                (3) All contributions, premiums or other payments due from Seller to (or under) such Benefit Plan for all periods prior to the date of this Agreement have been fully paid or adequately provided for on the books of Seller and all accruals have been made in accordance with prior practices.

      3.11 LITIGATION. As of the date of this Agreement, except as disclosed in
Schedule 3.11, there are no actions, suits, proceedings or governmental investigations pending or, to Seller's knowledge, threatened against Seller involving the Business or the Assets, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date. As of the date of this Agreement, Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation.

      3.12 TAXES. Except as set forth in Schedule 3.12, with respect to Taxes:

                (a) Seller has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all Tax Returns relating to the Business that are or were required to be filed under Federal, state, local or any foreign laws by such company either on or prior to the Closing Date for any taxable period ending on or prior to the Closing Date;

                                      12.

                (b) Seller has, within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes that are shown to be due and payable on Tax Returns required to be filed prior to the Closing.

      3.13 CONTRACTS. Seller has delivered to Buyer a copy or description of any outstanding written or oral (a) contract or arrangement for the employment of any person by Seller relating to the Business, (b) collective bargaining agreement relating to the Business and to which Seller is a party, (c) mortgage, indenture, note or installment obligation or other instrument or contract relating to the Business and relating to any borrowing of an amount in excess of $100,000 by Seller, (d) guaranty of any obligation in excess of $100,000 by Seller and relating to the Business (excluding any non-recourse guaranties and any endorsement made in the ordinary course of business for collection), (e) lease of real or personal property relating to the Business under which Seller is lessor, except equipment leases entered into in the ordinary course of business, (f) lease of real property relating to the Business under which Seller is lessee involving annual rentals in excess of $50,000, (g) lease of personal property relating to the Business under which Seller is lessee and under which Seller is obligated to make annual aggregate payments of more than $50,000, (h) agreement for the purchase by Seller of equipment relating to the Business involving outstanding commitments in excess of $250,000, (i) open sales contract providing for future billings in excess of $500,000, (j) agreement materially limiting the freedom of Seller to compete in the Business, with any person or other entity or in any geographical area, (k) open purchase orders relating to the Business and providing for payments in excess of $250,000, (l) joint venture agreements, teaming agreements or similar arrangements relating to the Business,
(m) contracts or other agreements relating to the Business under which Seller agrees to indemnify any party, and (n) any other contracts not otherwise described in items (a) through (m) above relating to the Business requiring payments in excess of $100,000 in any year. A list or description of each of the items described in the previous sentence (the "Material Contracts") is set forth on Schedule 3.13. As of the date of this Agreement, except as disclosed in
Schedule 3.13, all of the Material Contracts are in full force and effect and, as to each Material Contract, there does not exist thereunder any default on the part of Seller, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a default thereunder on the part of Seller. Schedule 3.13 sets forth Seller's standard product or service warranty with respect to the Contracts and any material obligation that exists with respect thereto outside the ordinary course of business. To the knowledge of Seller, none of the Material Contracts contain "organizational conflict of interest restrictions" or other commitments which might have a Material Adverse Effect on the Business except as noted on Schedule 3.13(m).

      3.14 INSURANCE. Schedule 3.14 contains a list of all insurance policies maintained by or on behalf of or covering Seller in connection with the Business (the "Policies"). Seller has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 3.14, to Seller's knowledge, as of the date of this Agreement, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by Seller with respect thereto, and all premiums due thereon have been paid.

      3.15 ENVIRONMENTAL QUALITY.

                                      13.

            (a) The conduct of the Business complies in all material respects with all applicable Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and counties in which the Business is located, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus.

            (b) The Information Systems Division (1) has never sent a Hazardous Material to a business site that, pursuant to any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, (A) has been placed on the "National Priorities List" of hazardous waste sites, the "CERCLIS" list, or any similar state list, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, or to pay for the costs of cleaning up the site, (2) is in compliance in all material respects with all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matters in its conduct of the Business, (3) is not involved in any suit or proceeding or has received any notice or request for information from any governmental agency or authority or other third party with respect to a release or threatened release of any Hazardous Material in connection with its conduct of the Business or a violation or alleged violation of any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters in connection with its conduct of the Business, or has received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material in connection with its conduct of the Business, or (4) has failed to timely file any report required to be filed, failed to acquire all necessary certificates, approvals and permits or failed to generate and maintain all required data, documentation and records under all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matter.

      3.16 BROKERS. With the exception of fees and expenses payable to CIBC Oppenheimer Corp. and certain employees of Seller and its Affiliates which shall be paid by Seller, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby, and Buyer shall have no liability or responsibility arising therefrom, including without limitation, the cost of defending against any such claims.

      3.17 PRICING CHANGES. Except as set forth in Schedule 3.17, there are no liabilities or obligations of Seller relating to or arising out of cost overruns or adjustments to rates and factors used in pricing work performed by the Business or services provided to customers of the Business prior to the date of this Agreement, other than those liabilities and obligations for which Seller has established reserves in the December Balance Sheet or for which Seller will establish reserves on the Closing Date Balance Sheet.

                                      14.

      3.18 ASSETS AND INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.18, all Assets and all rights to use Intellectual Property which are required to operate the Business in all respects except for immaterial differences as reflected in (i) the California Microwave Information Systems Division Confidential Descriptive Memorandum, (ii) the Information Systems Division, a Division of California Microwave, Inc., Management Presentation, in each case as updated by the disclosures set forth in Schedule 3.18, will be transferred by Seller to Buyer on the Closing Date.

      3.19 YEAR 2000 COMPLIANCE. All of the computer hardware and software systems included in the Assets that are material to the operation of the Business have the ability to provide the following functions: (a) consistently handle date information for all dates before, on, and after January 1, 2000, including accepting date input, providing date output, and performing calculations on dates; (b) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century. Except as set forth on Schedule 3.19, Seller has conducted a comprehensive review and assessment of all areas of the Business that would reasonably be expected to be materially adversely affected by the "year 2000 problem," including its key suppliers, vendors, and customers, and based on that inquiry believes that each of them is year 2000 compliant in all material respects.

      3.20 NO UNDISCLOSED LIABILITIES. Seller has no liabilities, obligations or commitments of any nature relating to the Business (whether known or unknown, and whether absolute, accrued, contingent or otherwise, and whether matured or unmatured), except for liabilities, obligations or commitments: (a) disclosed or reserved against on the December Balance Sheet or referred to in the notes thereto; (b) incurred in the ordinary course of business and consistent with past practice since June 30, 1998; (c) of a type not required to be disclosed or reserved against in a balance sheet prepared in accordance with GAAP; (d) constituting Excluded Liabilities; or (e) reflected and identified as such in the Disclosure Schedule.

      3.21 ACCURACY OF REPRESENTATIONS. The representations and warranties of Seller in this Agreement (including the Disclosure Schedule), together with the disclosure in the California Microwave Information Systems Division Confidential Descriptive Memorandum, all taken in the aggregate, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      3.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any officer, employee or agent of Seller acting on its behalf has, directly or indirectly, within the past five years given any gift or similar benefit to any customer, supplier, competitor or governmental employee or official which (a) would subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would reasonably be expected to have had a Material Adverse Effect on the Business, or
(c) if not continued in the future, would reasonably be expected to have a Material Adverse Effect on the Business.

                                      15.

      3.23 PROBLEMS WITH SUPPLIERS AND CUSTOMERS. Seller reasonably believes that its relationships with the suppliers and customers that are material to the Business are satisfactory. Except as set forth on Schedule 3.23, since the Balance Sheet Date: (a) no such supplier or customer has canceled or otherwise terminated its relationship with Seller with respect to the Business; (b) to the knowledge of Seller, no such supplier or customer has overtly threatened to cancel or otherwise terminate its relationship with Seller with respect to the Business or to decrease its services to Seller or its usage of the services of Seller with respect to the Business in a manner that would reasonably be expected to have a Material Adverse Effect on the Business; (c) Seller has no direct or indirect ownership interest in any such supplier or customer; and (d) to the knowledge of Seller, none of such suppliers is unable to continue to supply the products or services supplied to the Business by such supplier as of the Balance Sheet Date.

      3.24 CLEARANCES. Except as may be prohibited by the Industrial Security Manual, Schedule 3.24 sets forth all facility and personnel security clearances held by Seller relating to the Business and all personnel security clearances held by any officer, director, employee, consultant or agent thereof relating to the Business. Such security clearances, if transferred to Buyer, are sufficient to allow Buyer to conduct the Business as conducted by Seller as of the date of this Agreement. Seller has no knowledge of any proposed or overtly threatened termination of any such security clearances.

      3.25 NO TRANSFER OF EMPLOYEES. Since June 30, 1998, no person who has been employed by Seller in the Business within 12 months prior to the date of this Agreement has been transferred from the Business to another division of Seller or to any Affiliate of Seller.

      3.26 REAL PROPERTY LEASES. Schedule 3.26 contains a complete and accurate list of all locations at which the Business is conducted (the "Facilities"). Seller has the right under valid and existing leases or other agreements to occupy and use the Facilities. Since the Balance Sheet Date, neither the whole nor any portion of the Facilities has been, or to Seller's knowledge will be, condemned, requisitioned or otherwise taken by any Governmental Authority. All Facilities have received all required approvals of Governmental Authorities (including, without limitation, permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and, to Seller's knowledge, have been operated and maintained by Seller in accordance with applicable laws, rules and regulations. All Facilities are supplied with utilities (including, without limitation, water, sewage disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as operated by Seller as of the date of this Agreement. The improvements constructed on the Facilities and the fixtures and equipment and other tangible assets owned, leased or used by Seller in connection with the Business at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material, (e) sufficient for the operation of the Business as conducted by Seller as of the date of this Agreement, and (f) to Seller's knowledge, in conformity with all applicable laws, ordinances, orders, regulations and other requirements of any Governmental Authority relating thereto currently in effect.

                                      16.

      3.27 BACKLOG. Schedule 3.27 sets forth, with respect to each Contract having unfilled backlog as of February 19, 1999, the backlog of Seller thereunder as of such date. With respect to each such Contract, Seller has disclosed in writing to Buyer the name of each customer (except where precluded for security reasons), the dollar amount of backlog and any unexercised valid and existing options giving a brief description of the option and the Contract to which they relate. To Seller's knowledge, no customer has given any indication that such orders will be canceled or materially altered.

      3.28 PRODUCT WARRANTIES. Except as set forth in Schedule 3.28 and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of the Business and (b) except as reflected in the Financial Statements or as incurred in the ordinary course of business thereafter there are no pending or threatened claims with respect to any such warranty. To Seller's knowledge, there are no facts that indicate that the reserves for product warranties reflected in the Financial Statements are materially understated. Schedule 3.28 sets forth a list of all pending or, to the knowledge of Seller, threatened product warranty claims in excess of $50,000.

      3.29 EMPLOYEES, LABOR MATTERS, ETC. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since June 30, 1998, there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee employed in the operation of the Business.

      3.30 PERMITS. Schedule 3.30 contains a list of all material permits issued to Seller by a Governmental Authority primarily related to the Business. Except as noted on Schedule 3.30, to Seller's knowledge, as of the date of this Agreement such permits are in full force and effect.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

      4.1 ORGANIZATION AND STANDING OF BUYER; CERTIFICATE OF INCORPORATION AND BYLAWS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder. Copies of the certificate of incorporation and bylaws or other organizational documents of Buyer have been made available to Seller, and each such copy is true, correct and complete.

                                      17.

      4.2 ACCESS. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer and its Affiliates have been given full access to the assets, books, records, contracts (other than classified contracts) and employees of the Business, and have been given the opportunity to meet with officers and other representatives of Seller and the Business for the purpose of investigating and obtaining information regarding the Business, operations and legal affairs (other than classified contracts), but notwithstanding such access, review and opportunity, Buyer is relying on Seller's representations and warranties in this Agreement as a substantial inducement to enter this Agreement.

      4.3 AUTHORIZATION. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Buyer. This Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer.

      4.4 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

      4.5 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any material mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole or would materially impair Buyer's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect on Buyer").

      4.6 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. No material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than
(a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer.

      4.7 ADEQUATE FUNDS. Buyer has all funds necessary to enable it to perform this Agreement in accordance with its terms.


                                      18.

      4.8 LITIGATION. To the knowledge of Buyer, as of the date of this Agreement, no action, suit, proceeding or governmental investigation is pending against Buyer or its properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

      4.9 BROKERS. Seller shall have no liability for any commission or broker's or finder's fees from any agent, investment banker, broker, person or firm acting on behalf of Buyer or its stockholders in connection with any of the transactions contemplated in this Agreement.

      4.10 SECTION 203. Buyer is not and, for the three preceding years, has not been, an "interested stockholder" of Seller within the meaning of Section 203 of the Delaware General Corporation Law.

                                   ARTICLE 5

                               COVENANTS OF SELLER

      5.1 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in this Agreement or the Disclosure Schedule, Seller will ensure that Seller shall not, without Buyer's consent (which consent shall not be unreasonably withheld or delayed by Buyer):

            (a) enter into any material transaction in connection with the Business outside the ordinary course of business;

            (b) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;

            (c) enter into or commit to any joint venture, teaming arrangement or similar arrangement relating to the Business; or

            (d) agree or commit to do any of the foregoing.

      5.2 CONFIDENTIALITY. From and after the Closing, for a period of seven (7) years Seller will, and will cause its Affiliates to, hold in strict confidence, and will not use to the detriment of Buyer or any of its Affiliates, all information with respect to the Business. Notwithstanding the foregoing, Seller may disclosure such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law, (ii) if the same hereafter is in the public domain through no fault of Seller, or (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential. If Seller becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure with respect to the Business that is prohibited by this Section 5.2, Seller will provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate



                                      19.

protective order or other appropriate remedy. Subject to the foregoing, Seller may furnish that portion (and only that portion) of such information that, in the written opinion of its counsel, Seller is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that Seller must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information with respect to the Business so disclosed.

      5.3 TAX COOPERATION AND RETENTION. Seller undertakes the obligations of Seller as set forth in Section 6.5.

      5.4 NO SHOP. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller and its legal and financial advisors will negotiate exclusively with Buyer and will not directly or indirectly solicit, encourage, initiate, hold discussions or negotiations with, provide any nonpublic information to or enter into an agreement with any person other than Buyer and its legal and financial advisors with respect to an acquisition of the Business.

      5.5 NO SOLICITATION OF EMPLOYEES. For a period of one year following the Closing Date, Seller shall not (and shall not permit or suffer any of its Affiliates to) directly or indirectly solicit, induce or attempt to influence any person who is employed by the Business immediately following the Closing Date to terminate his or her employment with the Business.

      5.6 NO TRANSFER OF EMPLOYEES. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller will not transfer (a) Employees of the Business to any other division or Affiliate of Seller, or (b) employees of any other division or Affiliate of Seller to the Information Systems Division.

      5.7 TERMINATION OF EMPLOYEES. Seller will terminate each Employee of the Business immediately prior to the Closing Date in conjunction with Buyer's offer of employment to each such Employee of the Business pursuant to Section 6.4.

                                   ARTICLE 6

                               COVENANTS OF BUYER

      6.1 CONFIDENTIALITY. Buyer shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and information obtained with respect to Seller. Buyer shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Buyer shall comply in all respects with the provisions of the Confidentiality Agreement between Seller and Buyer dated December 14, 1998 (the "Confidentiality Agreement"); provided, however, that after the Closing Buyer shall have no further obligations with respect to confidentiality. Without limiting the generality of the foregoing, and except as required by law or pursuant to valid legal process, Buyer shall not contact any customers or employees of Seller without the prior written consent of an officer of Seller.

                                      20.

      6.2 INVESTIGATION. In conducting its review of the Business, and at any time prior to the Closing Date, Buyer shall not interfere in any material manner with the Business or with the performance of Seller's employees.

      6.3 INSURANCE. Buyer shall obtain and continuously maintain, from the Closing Date until the expiration of the representations, warranties and covenants pursuant to Section 11.1, insurance policies with respect to the Business and the Assets on terms and with coverage no less favorable than those maintained by Seller on the date hereof.

      6.4 EMPLOYEES.

            (a) Buyer shall offer employment under its standard employment policies to all Employees of the Business commencing with the Closing Date at substantially the same rate of salary, in the same general location and for a position comparable to that each held with Seller immediately prior to the Closing. Any individual employed in the Business by Seller immediately prior to the Closing except for the individuals identified on Schedule 6.4(a) (an "Employee of the Business") who accepts employment with Buyer shall be provided, for a period of not less than one year following the Closing Date or until his or her earlier termination, benefits that are in the aggregate comparable in Buyer's sole judgment to those provided to such Employee of the Business by Seller immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.4 shall be construed as conferring on any Employee of the Business a continuing right to employment with Buyer.

            (b) Each Employee of the Business who accepts employment with Buyer shall receive credit for time served as an employee of Seller (including any predecessor entity thereto) for purposes of fulfilling the waiting period, if any, for eligibility to participate in Buyer's applicable plans and for purposes of vacation accrual. Buyer shall assume all liabilities of Seller to the Employees of the Business with respect to accrued vacation and sick days or similar days off by means of a credit to the Employee of the Business of an equal number of accrued days off under Buyer's benefit plans (except to the extent Seller does not credit its employees for such number or type of days off under its benefit plans, in which case Buyer shall pay the Employee of the Business the value of such accrued days off in cash within 30 days of Closing).

      6.5 TAX COOPERATION AND RETENTION.

            (a) Buyer and Seller shall each at their own expense cooperate with, and make available to, each other such tax data and other information as may be reasonably required in connection with (1) the preparation or filing of any tax return, election, consent or certification, or any claim for refund or the preparation of Seller's financial statements, (2) any determinations of liability for Taxes, or (3) any audit, examination or other proceeding in respect of Taxes ("Tax Data"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses of such third party.

                                      21.

            (b) The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

                                   ARTICLE 7

                            COVENANTS OF ALL PARTIES

      7.1 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller each will execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      7.2 CERTAIN FILINGS. Buyer and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers.

      7.3 PUBLIC ANNOUNCEMENTS. Each party may issue a press release or make a public statement with respect to this Agreement and the transactions contemplated hereby, provided that the party proposing to issue any press release or similar public announcement or communication shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

      7.4 USE OF THE CALIFORNIA MICROWAVE NAME BY SELLER.

            (a) Seller agrees that it will not use the California Microwave Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services, except as expressly permitted by subsection (b) of this Section 7.4.

            (b) For a period of 12 months from the Closing Date (the "Window Period"), Buyer shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, to Seller the right to use the California Microwave Name or any similar name during the Window Period. Subject to reasonable notice and opportunity to cure, Buyer may terminate the foregoing license if Seller's use of the California Microwave Name during the Window Period differs from its use of the California Microwave Name as of the date of this



                                      22.

Agreement in a manner that detracts in a material way from the image of quality heretofore associated with the California Microwave Name. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its Affiliates, and Seller shall not indicate that Seller is affiliated with Buyer or any of its Affiliates.

      7.5 CONSENTS; COOPERATION. Seller and Buyer will use their commercially reasonable efforts:

            (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all governmental authorities or any other person or entity that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

            (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby;

            (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

            (d) to (1) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (excluding satisfying the closing conditions in Articles 8 or 9 hereof insofar as they relate to the truth of representations and warranties but including otherwise satisfying the closing conditions in Articles 8 or 9) and (2) refrain from taking any action which reasonably could be expected to render any representation or warranty contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality in which case Seller will refrain from taking any action that would render such representation or warranty untrue or incorrect) as of the Closing.

      7.6 LIABILITY FOR TRANSFER TAXES. Buyer and Seller shall each be responsible for and pay in a timely manner 50% of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable law; provided, however, that such party's preparation of any such Tax Returns shall be subject to the other party's approval which approval shall not be withheld or delayed unreasonably.

      7.7 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Seller and Buyer will mutually agree upon all communications with suppliers and customers of the Business relating to this Agreement and the transactions contemplated hereunder prior to the Closing Date.

                                      23.

                                   ARTICLE 8

                   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

        The obligations of Buyer to purchase the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 3 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement, or (c) a representation or warranty is modified in an updated Disclosure Schedule delivered to Buyer at the Closing, which update, when considered in the aggregate, does not differ materially from the Disclosure Schedule at the time this Agreement is executed, when considered in the aggregate.

      8.2 PERFORMANCE. Seller shall have materially performed all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

      8.3 CERTIFICATE. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming, to such person's knowledge, after reasonable inquiry, that the conditions in Sections 8.1 and 8.2 have been met.

      8.4 NO INJUNCTION. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Buyer or Seller that prohibits Buyer's purchase of the Business and the Assets or Seller's sale of the Business and the Assets.

      8.5 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

      8.6 CONSENTS. Except to the extent otherwise provided in Schedule 8.6, all approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the transactions contemplated by this Agreement (identified on Schedule 8.6) shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated by this Agreement.

      8.7 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, in form and substance reasonably satisfactory to Buyer, including without limitation:

                                      24.

            (a) a bill of sale, assignment and general conveyance, dated the Closing Date, with respect to the Assets;

            (b) assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Buyer all Seller's right, title and interest therein and thereto;

            (c) an assignment of lease, dated as of the Closing Date, with respect to each Lease; and

            (d) certificates of title to all motor vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.

      8.8 OPINION OF COUNSEL TO SELLER. Seller shall have delivered to Buyer at the Closing the opinion of counsel in a form mutually agreed upon by Buyer and Seller.

      8.9 SUPPLY AGREEMENT. Seller shall have executed and delivered a Supply Agreement substantially in the form attached hereto as Exhibit 8.9 with changes as mutually agreed upon by Buyer and Seller.

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

        The obligation of Seller to sell the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller):

      9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

      9.2 PERFORMANCE. Buyer shall have performed all obligations required by this Agreement to be performed by Buyer on or before the Closing Date except where the failure to perform such obligations did not and would not reasonably be expected to result in a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated by this Agreement.

      9.3 CERTIFICATE. Seller shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming, to such person's knowledge, after reasonable inquiry, that the conditions in Sections 9.1 and 9.2 have been met.

                                      25.

      9.4 NO INJUNCTION. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Seller that prohibits the sale of the Business and the Assets.

      9.5 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

      9.6 CONSENTS. Except to the extent otherwise provided in Schedule 8.6, all approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the transactions contemplated by this Agreement (identified on Schedule 8.6) shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated by this Agreement.

      9.7 ASSUMPTION AGREEMENT. Seller shall have received from Buyer an Assumption Agreement, in substance and form satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

      9.8 OPINION OF COUNSEL TO BUYER. Buyer shall have delivered to Seller at the Closing the opinion of counsel in a form mutually agreed upon by Seller and Buyer.

                                   ARTICLE 10

                                   TERMINATION

      10.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated prior to the Closing:

            (a) by the mutual agreement of Seller and Buyer;

            (b) by written notice of Buyer at any time after 90 days after signing, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Buyer if the action of Buyer or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by written notice of Seller at any time after 90 days after signing, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Seller if the action of Seller or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (d) at the election of Seller, if Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement; provided, however, that Seller shall not have a termination right hereunder if the other conditions to the obligation of Seller to consummate the transactions contemplated hereby shall have been satisfied, unless such


                                      26.

representation, warranty, covenant or agreement shall not have been cured by Buyer within 30 days after Buyer shall have received written notice from Seller that it intends to exercise its right to terminate under this paragraph (d); or

            (e) at the election of Buyer, if Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement; provided, however, that Buyer shall have no termination right hereunder if the other conditions to the obligation of Buyer to consummate the transactions contemplated hereby shall have been satisfied, unless such representation, warranty, covenant or agreement shall not have been cured by Seller within 30 days after Seller shall have received written notice from Buyer that it intends to exercise its right to terminate under this paragraph (e).

      10.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 10.1:

            (a) Buyer shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information; and

            (b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Sections 6.1 and 7.3 and Article 12 and by the provisions of the Confidentiality Agreement.

                                   ARTICLE 11

                        CERTAIN REMEDIES AND LIMITATIONS

      11.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The covenants set forth in Sections 5.1, 5.4, 5.6, 5.7, 6.2 and 7.7 by their terms contemplate performance prior to the Closing and shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. This Section 11.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date, which covenants shall survive the Closing Date. All of the representations and warranties of Seller set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (California time) on the later of (i) the first anniversary of the Closing Date, and (ii) 90 days following the end of the fiscal year of Buyer during which the Closing Date occurs, and all liability with respect to such representations and warranties shall thereupon be extinguished, except with respect to claims for breach that have been made, in the manner provided for in Section 11.4, on or prior to such termination and expiration date.

      11.2 INDEMNITY BY SELLER.

            (a) Subject to the provisions of Section 11.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, officers,



                                      27.

directors, employees, agents and stockholders (collectively, the "Buyer Indemnitees") against the net amount of all claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a "Loss" and collectively "Losses") incurred by any of the Buyer Indemnitees (after deduction of the amount of any insurance proceeds recovered and net of any tax benefit) and arising out of or relating to: (i) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement; (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement; (iii) Excluded Liabilities; (iv) Seller's use of the California Microwave Name; and (v) broker's fees for which Buyer has no liability or responsibility.

            (b) Except for claims for indemnification relating to Excluded Liabilities, Seller's use of the California Microwave Name or broker's fees for which Buyer has no liability or responsibility, Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to this
Section 11.2, unless and until the aggregate amount of all claims against Buyer Indemnitees exceeds $1.5 million and then only to the extent such aggregate amount exceeds $1.5 million. Claims thereafter may be asserted regardless of amount; provided, however, that Seller's maximum liability to Buyer Indemnitees under this Section 11.2 shall not exceed $20 million in the aggregate.

      11.3 INDEMNITY BY BUYER. Subject to the provisions of Section 11.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Seller and each of its Affiliates, officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnitees") against the net amount of all Losses incurred by any of the Seller Indemnitees (after deduction of the amount of any insurance proceeds recovered and net of any tax benefit) and arising out of or relating to: (i) any Assumed Liabilities; (ii) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement; and (iii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement.

      11.4 DEFENSE OF THIRD-PARTY ACTIONS. If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the other party (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Article 11 with respect to such matter only to the extent of any prejudice resulting from the failure to provide such notice in a timely manner. The Indemnifying Party shall have the right, at its option to assume the defense of any such matter with its own counsel (subject to the condition that, for counsel other than Cooley Godward LLP, such counsel shall be reasonably satisfactory to Buyer), but only if the Indemnifying Party simultaneously agrees in writing to indemnify the Indemnitee for such matter. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then:

                                      28.

            (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party's election to assume the defense of such matter;

            (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

            (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;

            (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

            (e) the Indemnitee shall not admit any liability with respect to such matter.

Notwithstanding any election made by an Indemnifying Party to assume the defense of any matter as described above, the Indemnitee may (by notifying the Indemnifying Party) elect to participate in the defense of such matter (at the Indemnitee's sole expense and with counsel selected by the Indemnitee and reasonably satisfactory to the Indemnifying Party) if the Indemnifying Party or any Affiliate of the Indemnifying Party is also a party to such matter and counsel to the Indemnitee determines in good faith that joint representation would give rise to a conflict of interest.

      11.5 SUBROGATION. To the extent that the Indemnifying Party makes any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

      11.6 EXCLUSIVITY. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 11 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant or failure to pay or perform any Assumed Liability or Excluded Liability, as applicable.

      11.7 RETENTION OF RECORDS. From and after the date of this Agreement, Buyer and Seller shall preserve all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six



                                      29.

years following the date of this Agreement or for such longer period as the rights of the parties hereunder may exist.

      11.8 NOTICE AS TO REPRESENTATIONS. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Agreement, Buyer shall have any reason to believe that any representation or warranty made by Seller hereunder may have been untrue, Buyer shall promptly provide Seller written notice to that effect, indicating the basis for Buyer's belief that such representation or warranty may have been untrue.

      11.9 NO RESCISSION. Neither Buyer nor Seller shall be entitled to rescind the purchase of the Business and the Assets by virtue of any failure of any party's representations and warranties herein to have been true or any breach of any party's obligations hereunder.

      11.10 SET-OFF. If it is established pursuant to this Article 11 that an indemnification payment is required to be made to an Indemnitee, then such Indemnitee shall be entitled, in addition to any other right or remedy it may have, to set-off the amount of the indemnification payment so established against any amounts due and payable to the Indemnifying Party hereunder at the time any such indemnification payment is so required to be made.

                                   ARTICLE 12

                                  MISCELLANEOUS

      12.1 DEFINITION OF CERTAIN TERMS. As used herein, the terms defined in this Section 12.1 wherever used in this Agreement shall have the following respective meanings:

            An "AFFILIATE" of a Person or entity shall mean a Person or entity that is a stockholder, director, officer, employee, agent, attorney, accountant or representative of that Person or entity, or a Person or entity that directly or indirectly controls, is controlled by or is under common control with that Person or entity.

            "AGREEMENT" shall mean this Asset Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

            "APPLICABLE LAW" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Government Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

            "ASSETS" shall have the meaning set forth in Section 1.1 hereof.

            "ASSUMED LIABILITIES" has the meaning set forth in Section 2.4.

            "BALANCE SHEET DATE" has the meaning set forth in Section 3.6.

            "BENEFIT PLAN" has the meaning set forth in Section 3.10(b).

                                      30.

            "BOOKS AND RECORDS" shall mean all books and records, including manuals, price lists, mailing lists, lists of customers, production data, sales and promotional materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files and accounting records (regardless of the media in which stored), in each case primarily relating to or used in the Business.

            "BUSINESS" shall mean the business currently conducted by Seller through its Information Systems Division, as described in Recital A at the head of this Agreement.

            "BUYER" has the meaning set forth in the first paragraph of this Agreement.

            "BUYER FINANCIAL STATEMENTS" has the meaning set forth in Section
4.7.

            "BUYER INDEMNITEES" has the meaning set forth in Section 11.2(a).

            "CALIFORNIA MICROWAVE NAME" has the meaning set forth in Section
1.1.

            "CLOSING" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.1.

            "CLOSING DATE" shall mean April 16, 1999, or such later date on which all of the conditions to Closing set forth in Articles 8 and 9 shall have been satisfied.

            "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in
Section 2.2(b).

            "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section
6.1.

            "CONSENT" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

            "CONTRACTS" shall mean all agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements (whether written or oral) to which Seller is, or at the Closing will be, a party, or by which it or any of its assets is, or at the Closing will be, bound primarily in connection with the Business, the Assets or the Assumed Liabilities.

            "DECEMBER BALANCE SHEET" has the meaning set forth in Section 3.6.

            "EMPLOYEE OF THE BUSINESS" has the meaning set forth in Section 6.4.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "EXCLUDED ASSETS" has the meaning set forth in Section 1.2.

            "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.5.


                                      31.

            "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.6.

            "FIXED ASSETS" shall mean all machinery, equipment, furniture, furnishings, vehicles, tools, dies, molds and other tangible personal property owned by Seller and related primarily to the Business, including, without limitation, the fixed assets located at Seller's facilities located at Belcamp, MD, Hagerstown, MD; Baltimore, MD; Annapolis Junction, MD, and Woodland Hills, CA.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied and consistent with past practices.

            "GOVERNMENTAL APPROVAL" shall mean any Consent of, with or to any Governmental Authority.

            "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

            "HAZARDOUS MATERIALS" shall mean any substance, material or waste that is regulated by any Governmental Authority, including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of any applicable law, (2) petroleum, (3) asbestos, (4) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317),
(5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section
6903), or (6) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq. (42 U.S.C. Section 9601).

            "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INDEMNIFYING PARTY" has the meaning set forth in Section 11.4.

            "INTELLECTUAL PROPERTY" shall mean all patents, pending patent applications, registered and unregistered copyrights, copyright applications, inventions, trade secrets, research and development data, and know-how, computer software or other intellectual property, the trademarks, service marks, trade names, logos and any applications, in each case used primarily in the conduct of the Business.

            "INVENTORIES" has the meaning set forth in Section 1.1(c).

            "JUNE BALANCE SHEET" has the meaning set forth in Section 3.6.

                                      32.

            "LIEN" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, option, lien, right of first refusal or other similar restrictions.

            "LOGOS" has the meaning set forth in Section 1.1.

            "LOSS" has the meaning set forth in Section 11.2.

            "MATERIAL ADVERSE EFFECT ON THE BUSINESS" has the meaning set forth in Section 3.1, as limited by Section 12.2.

            "MATERIAL ADVERSE EFFECT ON BUYER" has the meaning set forth in
Section 4.5, as limited by Section 12.2.

            "MATERIAL CONTRACTS" has the meaning set forth in Section 3.13

            "PERCENTAGE OF COMPLETION METHOD" shall have the meaning set forth in Section 2.2(b)(iv).

            "PERMITTED LIENS" shall mean (i) mechanics', carriers' or warehouseman's Liens arising in the ordinary course of business which do not in the aggregate materially adversely affect the value of the Assets or materially impair their use in the operation of the Business; (ii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties which do not materially interfere with the use, occupation and enjoyment of the Assets taken as a whole; and (iii) Liens listed on Schedule 3.8 hereto.

            "PERSON" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

            "POLICIES" has the meaning set forth in Section 3.14.

            "PRE-CLOSING TAX PERIOD" shall mean any period ending with, on or prior to the Closing Date with respect to which Seller is required to report and/or pay any Tax relating to the Business.

            "PURCHASE PRICE" has the meaning set forth in Section 2.2.

            "SELLER" has the meaning set forth in the first paragraph of this Agreement.

            "SELLER INDEMNITEES" has the meaning set forth in Section 11.3.

            "TAX DATA" has the meaning set forth in Section 6.5(a).

            "TAX DOCUMENTATION" has the meaning set forth in Section 6.5(a).

                                      33.

            "TAXES" in the plural and "Tax" in the singular shall mean all federal, state, local and foreign taxes of any kind or nature, including, but not limited to, income, employment (including social security, withholding and state disability), excise, property, sales, use, franchise, and other taxes, together with all interest, additions to tax and penalties relating thereto.

            "TAX RETURN" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRANSFER TAXES" has the meaning set forth in Section 7.6.

            "WINDOW PERIOD" has the meaning set forth in Section 7.4.

      12.2 MATERIAL ADVERSE EFFECT. Any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or a Material Adverse Effect on Buyer (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or Seller competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Business (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the sale of the Business and the Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Business. Any adverse change, event or effect that is proximately caused by any breach by Buyer of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business.

      12.3 KNOWLEDGE. As used in this Agreement, a corporate party's "knowledge" means the actual knowledge of any member of the Board of Directors or executive officer of such party and in the case of Seller, of the Seller's Information Systems Division's President and General Manager, Vice President of Operations and Vice President of Finance.

      12.4 MEMORANDUM; DISCLAIMER OF PROJECTIONS. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against Seller with respect thereto.

      12.5 EXPENSES. If the purchase of the Assets is consummated or if this Agreement is terminated, Seller and Buyer shall pay their own respective expenses and costs incidental to the


                                      34.

preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

      12.6 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered,
(z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

        If to Buyer:

               Northrop Grumman Corporation
               1840 Century Park East
               Los Angeles, CA 90067
               Attention:  Albert F. Myers

               Tel:  (310) 201-3219
               Fax:  (310) 201-3212

        with a copy to:

               Office of the General Counsel
               Northrop Grumman Corporation
               1840 Century Park East
               Los Angeles, CA 90067
               Tel:  (310) 201-3081
               Fax:  (310) 556-4556

        If to Seller, to:

               California Microwave, Inc.
               1143 Borregas Avenue
               Sunnyvale, CA  94089
               Attention:  Company Secretary

               Tel:  (408) 743-3436
               Fax:  (408) 743-3482

        with a copy to:

               Cooley Godward LLP
               One Maritime Plaza, 20th Floor



                                      35.

               San Francisco, CA 94111
               Attention:  Kenneth L. Guernsey

               Tel:  (415) 693-2000
               Fax:  (415) 951-3699

or, in each case, to such other address as may be specified in writing to the other parties.

      Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.6.

      12.7 ASSIGNMENT. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity, without the prior written consent of Buyer and Seller which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

      12.8 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. This Agreement (together with the Exhibits and Schedules hereto) and the Confidentiality Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of California as it applies to contracts to be performed entirely within the State of California.

      12.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

      12.10 VENUE. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in San Jose, California, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the United States District Court for the Northern District of California and to the jurisdiction of the Superior Court in and for the County of Santa Clara of the State of California in connection with any such legal proceeding or other action.

      12.11 ATTORNEY'S FEES. In the event that either party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection herewith.

                                      36.

      12.12 THIRD-PARTY RIGHTS. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest. Without limiting the generality of the foregoing, no provision in this Agreement shall create any third party beneficiary or other right in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Buyer or Seller or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan.

      12.13 TITLES AND HEADINGS. Titles and headings of sections of this Agreement and the "Table of Contents," the "Table of Exhibits," the "Table of Schedules" and the "Index of Schedules" included herewith, are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

      12.14 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

      12.15 PRONOUNS. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

      12.16 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

      12.17 TIME OF ESSENCE. Time is of the essence of this Agreement.

      12.18 INTERPRETATION. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.


                                      37.

      IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                     BUYER

                                     NORTHROP GRUMMAN CORPORATION
                                     a Delaware corporation



                                     By: /s/ Albert F. Myers
                                        ----------------------------------------
                                        Albert F. Myers,
                                        Corporate Vice President and Treasurer


                                     SELLER



                                     CALIFORNIA MICROWAVE, INC.
                                     a Delaware corporation


                                     By: /s/ Frederick D. Lawrence
                                        -------------------------------------
                                        Frederick D. Lawrence,
                                        President and Chief Executive Officer



                                      38.